EXHIBIT 99.1

Ironclad Performance Wear Reports Second Quarter 2007 Results

Net Sales Increased 53% for the Quarter

LOS ANGELES, CA – August 14, 2007 – Ironclad Performance Wear Corporation (ICPW.OB), a leader in high-performance gloves and apparel, today announced financial results for the three and six months ended June 30, 2007.

Second Quarter 2007 Results

Net sales increased 53% in the second quarter of 2007 to $2.36 million, compared to net sales of $1.54 million in the prior year period.  Second quarter net loss was $1.23 million compared to $3.50 million in the prior year period.  Included in the second quarter net loss is approximately $184 thousand related to non-cash employee stock option expense and an unfavorable adjustment to income of approximately $8 thousand due to the change in the fair value of the warrant liability.  In the second quarter of 2006, non-cash employee stock option expense was $218 thousand and costs related to warrants issued in connection with financing activities were $2.71 million.

Basic and diluted net loss per share for the second quarter of 2007 were $(0.04) on a weighted average common shares outstanding of 30.1 million, compared to $(0.15) on a weighted average common shares outstanding of 24.1 million in the prior year period.

“We are extremely pleased with our sales growth during the second quarter given the slower consumer spending recently experienced in certain segments of the economy, and believe this is a reflection of the strength in the Ironclad brand as well as our increasingly diversified domestic and international distribution channels,” said Ed Jaeger, President and CEO of Ironclad Performance Wear.  “In addition to our core industrial and construction markets, we are experiencing strong growth in the “do-it-yourself” market and the cross-over sports and outdoor enthusiast segments.”

Gross margin in the second quarter of 2007 was 39%, compared to 38% reported in the second quarter of 2006.  Operating expenses in the second quarter were 90% of sales compared to 89% of sales in the prior year.  The primary reasons for the increase in operating expenses compared to the prior year period were increased staffing and higher expenditures in sales and marketing to position Ironclad for future growth, increased R&D expenditures and increased rent.  The number of full-time equivalent employees, as of June 30, 2007, was 33 compared to 23 at June 30, 2006.

“Our improvement in gross margin during the second quarter reflects the continued benefits of reduced product costs due to better pricing from our manufacturers in late 2006, offset by the lower margin promotional order that occurred during the quarter and a one-time sale of items that are no longer part of our continuing line,” stated Tom Kreig, interim Chief Financial Officer.  “On a six months basis, gross margins increased significantly to 44% for the first half of 2007, compared to 39% for the first half of 2006, reflecting the product cost reductions and material efficiencies implemented in the later half of 2006 and early 2007.”

Balance Sheet Highlights

Cash at June 30, 2007, was $0.52 million.  Cash at June 30, 2006 was $3.20 million, which reflected the balance of net proceeds from fund raising in May, 2006, after the payment of current liabilities and debt restructuring.  Inventory and deposits on inventory were $2.74 million at June 30, 2007, compared to $2.36 million in the prior year period, and are at appropriate levels to support the current point in our annual sales cycle.  Net working capital, at June 30, 2007, was $1.74 million compared to $5.06 million in the prior year period.

The Company’s bank line-of-credit with Wells Fargo Century, at June 30, 2007, was $3.0 million of which $1.75 million was outstanding.  At June 30, 2006, the Company had paid-off its previous bank line-of-credit with Alliance Bank.

The warrant liability of $53 thousand, at June 30, 2007, represents the fair value of a warrant issued in conjunction with the Company’s debt financing in 2006.  This warrant liability will be satisfied in the fourth quarter of 2007.

“As we enter our main selling season, we are very excited about the opportunities we see in the market for our core, task-specific glove line and our new, performance apparel line,” stated Ed Jaeger.  “We have increased the number of doors we now sell through, both domestically and internationally, as compared to the same period last year: we have diversified our product offering, and we have established additional relationships with major retail chains.”

Mr. Jaeger continued, “In preparation for anticipated growth in the latter half of 2007, we are in the final stages of transitioning to our new outsourced warehouse and fulfillment facility, and recently took delivery of our new apparel line inventory.  We have made the appropriate investments in R&D, in our inventory and in our team to take advantage of the many opportunities we see to further expand our distribution network, increase our SKU count with existing retail partners, and continue to extend our sales footprint internationally.”

Conference Call

Ironclad Performance Wear will hold its Second Quarter 2007 earnings conference call Tuesday, August 14th, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).  To participate in the conference call, interested parties should dial 800-817-4887 ten minutes prior to the call.  International callers should dial 913-981-4913.  If you are unable to participate in the live call, a replay will be available through Tuesday, August 28th, 2007.  To access the replay, dial 888-203-1112 (passcode: 1020940).  International callers should dial 719-457-0820 and use the same passcode.

In addition, the conference call will also be broadcast live over the Internet and can be accessed at www.ironclad.com and www.earnings.com.  For those unable to participate during the live broadcast, the Webcast will be archived on these same sites through Tuesday, August 28th.

About Ironclad Performance Wear Corporation

Ironclad, which created the performance work glove category in 1998, continues to leverage its leadership position in the construction and industrial markets through its expansion into the cross-over action sports and outdoor enthusiast markets.  With its focus on innovation, design, advanced material science and durability, Ironclad engineers, manufactures and sells a comprehensive line of task-specific gloves and performance-fabric apparel.  Ironclad’s products are available at hardware stores, home centers, industrial suppliers, lumber yards, and sporting goods retailers nationwide, and in Australia, Canada, Japan, Hungary, and the United Kingdom.

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For more information on Ironclad, please visit www.ironclad.com.

Information about Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved.  Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.  Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in Ironclad's filings with the United States Securities and Exchange Commission.  For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company’s recent Securities and Exchange filings, which are available at www.sec.gov.  Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Ironclad:	Integrated Corporate Relations:
Ed Jaeger, CEO	John Mills / Anne Rakunas
(310) 643-7800 X106	(310) 954-1100

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Ironclad Performance Wear Corp.
CONSOLIDATED BALANCE SHEET
June 30, 2007

ASSETS
Current Assets
Cash and cash equivalents	$520,456
Accounts receivable net of allowance for doubtful accounts	1,762,334
Inventory	2,741,260
Prepaid and other	162,993

Total current assets	5,187,043

Property, Plant and equipment
Computer equipment and software	266,112
Vehicles	46,280
Office equipment and furniture	137,101
Leasehold improvements	34,110
Less: accumulated amortization	(286,294)

Total property, plant and equipment	197,309

Trademarks, net of $7,355 of accumulated amortization	77,804
Deposits	35,666

Total Assets	$5,497,822

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	546,258
Accrued expenses	1,146,306
Line of credit	1,746,601
Current portion of capital lease	3,435

Total current liabilities	3,442,600

Long Term Liabilities
Long term portion of capital lease obligations	0
Fair value of warrant liability	52,955

Total Liabilities	3,495,555

Stockholder's Equity
Common stock, $.001 par value; 172,744,750 million shares
authorized; 30,064,060 share issued and outstanding	30,127
Additional paid In capital	11,609,595
Accumulated deficit	(9,637,455)

Total Stockholders' Equity	2,002,267

Total Liabilities & Stockholders' Equity	$5,497,822

Ironclad Performance Wear Corp.
CONSOLIDATED STATEMENTS OF OPERATIONS
June 30, 2007

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006

REVENUES
Net sales	$2,356,317	$1,538,949	$4,206,249	$3,329,134

COST OF SALES
Cost of sales	1,439,115	957,790	2,364,495	2,040,733

GROSS PROFIT	917,202	581,159	1,841,754	1,288,401

OPERATING EXPENSES
General and administrative	927,928	599,858	1,872,787	1,163,658
Sales and marketing	895,540	581,937	1,789,476	1,104,429
Research and development	153,193	46,218	254,873	104,782
Operations	123,559	133,774	273,434	226,011
Depreciation and amortization	18,233	8,101	33,180	15,370

Total Operating Expenses	2,118,453	1,369,888	4,223,750	2,614,250

LOSS FROM OPERATIONS	(1,201,251)	(788,729)	(2,381,996)	(1,325,849)

OTHER INCOME(EXPENSE)
Interest expense	(31,715)	(20,057)	(70,278)	(73,435)
Interest expense from warrants issued as financing cost	-	(256,188)	-	(256,188)
Interest income	6,511	16,013	28,784	16,013
Change in fair value of warrant liability	(8,251)	(2,453,018)	12,313	(2,453,018)
Other income(expense), net	1,500	2,884	2,385	2,181

Total Other Income(Expense), Net	(31,955)	(2,710,366)	(26,796)	(2,764,447)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(1,233,206)	(3,499,095)	(2,408,792)	(4,090,296)

PROVISION FOR INCOME TAXES	800	-	800	800

NET LOSS	$(1,234,006)	$(3,499,095)	$(2,409,592)	$(4,091,096)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.04)	$(0.15)	$(0.08)	$(0.20)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	30,103,208	24,080,602	30,083,742	19,973,102